                                                                    EXHIBIT 99.4

MCCUE & MCCUE
JONATHAN D. MCCUE (128896)
CHARLES T. MCCUE (155417)
600 WEST BROADWAY, SUITE 930
SAN DIEGO, CA 92101
TELEPHONE:  619/338-8136

ATTORNEYS FOR PLAINTIFF




                    SUPERIOR COURT OF THE STATE OF CALIFORNIA

                               COUNTY OF SAN DIEGO


GERALD KAY, On Behalf of Himself              )   Case No. 722213
and Derivatively on Behalf of FPA             )
MEDICAL MANAGEMENT, INC., a                   )  (Derivative Action)
Delaware corporation,                         )
                                              )
                                    Plaintiff,)
                                              )
         vs.                                  )  DERIVATIVE COMPLAINT FOR
                                              )  VIOLATIONS OF FIDUCIARY
SOL LIZERBRAM, STEPHEN J.                     )  DUTIES AND FOR INJUNCTIVE
DRESNICK, SHELDON DEREZIN,                    )  RELIEF AND DAMAGES
HERBERT A. WERTHEIM, KEVIN                    )
ELLIS, SETH FLAM, MICHAEL                     )
FEINSTEIN, HOWARD HASSMAN,                    )
STEVEN M. LASH, JAMES A.                      )
LEBOVITZ, CHERYL A. MOORE,                    )
FOUNDATION HEALTH SYSTEMS,                    )
INC., and DOES 1-20,                          )
                                              )
                           Defendants,        )
                                              )
FPA MEDICAL MANAGEMENT, INC.,                 )
                                              )
                           Nominal Defendant. )  Plaintiff Demands A
                                              )  Trial By Jury
----------------------------------------------
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                             JURISDICTION AND VENUE

         1. The acts and transactions complained of herein occurred in substantial part in San Diego County. Plaintiff is a resident of the city of San Diego. The headquarters and executive offices of FPA are located in San Diego, California. While FPA is technically incorporated in San Diego, it conducts most, if not all, of its operations in or from San Diego. FPA has enjoyed and invoked, and continues to enjoin and invoke the privileges and benefits of California law. Most of the wrongs complained of herein took place in San Diego. The false and misleading statements issued as part of defendants' unlawful conduct were disseminated from San Diego. Most of the Individual Defendants live and work in San Diego. Most of the prospective witnesses to the acts alleged herein reside in San Diego County. A substantial number of FPA's minority shareholders reside in California, the precise number of which can only be determined via discovery of FPA's shareholders records. The amount in controversy is in excess of the jurisdictional minimum of this Court.

                            INTRODUCTION AND OVERVIEW

         2. This is a stockholder's derivative action brought pursuant to
Section 800 of the California Corporations Code and/or applicable Delaware law on behalf of FPA Medical Management, Inc. ("FPA" or the "Company") by one of its shareholders against its entire board of directors and several of the Company's top officers for (i) breach of fiduciary duty in misappropriating and misusing internal, proprietary, non-public, materially adverse, corporate information to personally profit by illegal insider trading in the Company's stock, (ii) failing to properly oversee or implement federal or state laws prohibiting such insider trading, as well as FPA's own policies and rules restricting the misuse of internal Company information for such purposes, (iii) causing

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FPA to be sued for, and exposed to, enormous liability for violations of the anti-fraud provisions of the federal and California securities laws by making or allowing to be made a series of false and misleading statements to the securities markets about FPA's business, finances and prospects, between at least 2/27/97 through 5/15/98, while insider trading in the Company's stock at the same time, and (iv) paying or permitting the payment of performance and other bonuses to certain senior officers when their earnings results were achieved only by falsifying and manipulating the Company's financial statements. In addition, in 3/98, it became clear to defendants that the fraudulent scheme was unravelling and could no longer be concealed, and that certain of the defendants would be fired or otherwise forced to leave the Company. Defendants therefore amended, or caused or permitted the amendment of, certain of their employment agreements to increase their base pay near-term, to permit the payments of millions of dollars in severance payments to them (even if they were later terminated for cause), and/or provided that they would exercise all options previously granted to them, effectively looting the Company of millions of dollars. Rather than being rewarded with millions of dollars that the Company desperately needed for its operations, defendants deserved to be, and should have been, terminated for cause, should have had their benefits cut off, and should have been sued for the harm that they perpetrated on the Company.

         3. Beginning at least by late 96, FPA and its insiders made false statements about the success of FPA's growth by acquisition strategy, FPA's success in integrating the acquisitions it was making and in lowering its medical loss ratio, while they falsified FPA's reported earnings per share ("EPS") to create a misleading appearance of growing profitability, driving FPA's stock to a high of $40 per share in 10/97. FPA used the inflated value of its stock to make several

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acquisitions for millions of shares of its stock, while FPA's insiders sold off almost 500,000 shares of their FPA stock, pocketing over $11 million in illegal insider trading proceeds. Foundation Health Systems, Inc. furthered the fraudulent scheme by selling certain loss-ridden health clinics to FPA for over four million shares of FPA stock in 12/96, as FPA and Foundation Health created an inflated sales price of $200 million for those clinics, thus allowing Foundation Health to record an artificial profit on the sale -- while enabling FPA to artificially inflate its profits over the next nine quarters by recognizing as revenues some $54 million in payments by Foundation Health back to FPA, which, in reality, were a rebate on or reduction of the sales price. Then Foundation Health, which was now FPA's largest stockholder, knowing FPA was misaccounting for this transaction to artificially inflate FPA's reported EPS and, after representing to the market it had no intention of selling its FPA stock to help boost the stock's price, quickly sold off all 4+ million shares of its FPA stock at artificially inflated prices, pocketing over $79 million in illegal insider trading proceeds, selling off the stock as soon as it could legally without incurring short-term trading liability under Section 16 of the U.S. Securities Exchange Act of 1934. FPA' s inflated EPS and false statements about the success of FPA's growth-by-acquisition strategy, its success in integrating acquired companies and operations (especially the former Foundation Health clinics) , its tight cost controls and success in lowering its medical loss ratio and FPA's forecasts for strong 98/99 EPS growth, pushed FPA's stock to $40 per share in 10/97. However, FPA's stock fell sharply in late 97 when FPA revealed slightly declining revenues and membership, increased accounts receivable and negative cash flow, which FPA said were due to deliberate decisions on its part or one-time events and would not prevent FPA from achieving 98-99 EPS of $1.35+ and $1.85+, respectively, and 25-30% EPS

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growth going forward. In 3/98, when FPA's CEO and CFO both left their posts, FPA assured investors that FPA was a great company, was on track for strong lstQ 98 results and would achieve positive cash flow and EPS of $1.35 in 98. However, on 5/15/98, FPA revealed a huge lstQ 98 EPS shortfall due to losses at the former Foundation Health clinics and increases in reserves for medical expenditures, that it would suffer a huge 2ndQ 98 loss due to, inter alia, $200 million in special charges (including writedowns of $125 million of goodwill from prior acquisitions, including the Foundation Health clinics, and $40 million in uncollectible accounts receivable) , and that FPA's financial condition was so desperate that it only had sufficient cash to operate for six more weeks and was in a liquidity crisis that threatened its survival. FPA's stock fell to as low as $2-23/32 per share -- a 93% decline from its high of $40 and now trades near $1 per share.

         4. As a result of the foregoing, FPA has been badly damaged. In the first place, certain corporate insiders have misappropriated and misused material non-public proprietary Company information regarding the Company's difficulties in integrating the operations it had acquired from Foundation Health and others, and regarding the Company's true financial condition, for their own personal profit, selling over 500,000 shares of FPA stock at prices as high as $27-3/4 per share, pocketing $11 million in illegal insider trading proceeds. In addition, Foundation Health sold 4,076,087 shares of its FPA stock at prices as high as $20 per share for $79 million in illegal insider trading proceeds. In the aggregate, these defendants collectively unloaded over 4.5 million shares of the FPA stock they actually owned for proceeds in excess of $90 million, while FPA stock was selling at artificially inflated levels, due to their falsifying FPA's financial results and issuing very positive but false statements about FPA's business,

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financial results and prospects for continued EPS growth. This illegal insider selling is summarized below:

   Defendants                    Share Sold      % of Holdings Sold          Total Proceeds
--------------------------------------------------------------------------------------------
Foundation Health                 4,076,087             100%                    $79,000,000
Hassman                              98,000              24%                    $ 2,343,870
Lash                                 79,000              80%                    $ 1,873,161
Lebovitz                             21,000              91%                    $   469,771
Lizerbram                            87,900              23%                    $ 2,113,635
Moore                                 7,000             100%                    $   144,561
Dresnick                             36,140              4%                     $   859,140
Ellis                                43,000              10%                    $   978,495
Feinstein                            15,500              4%                     $   341,760
Flam                                 93,000              12%                    $ 2,215,794
                                 ==========             ====                    ===========
           Totals:               4,556,627               61%                    $90,340,187
                                 ==========             ====                    -----------

The false statements made by those corporate insiders and others inside the Company, which artificially inflated the price of the Company's common stock and thus permitted them to profit from their insider trading activities, have resulted in the Company being named a defendant in a series of securities fraud class action lawsuits. These class action lawsuits, filed in recent weeks in both state and federal court, seek huge damages and will cost the Company millions of dollars to defend and likely millions more to settle or satisfy. The illegal insider trading activities of certain defendants will make the securities class action suits much more difficult, if not impossible to defend and may provide a basis for FPA's directors' and officers' liability insurance carrier to disclaim coverage under an active and deliberate dishonesty exclusion or an insider trading exclusion and/or to negotiate a defense expense sharing allocation with FPA that

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will be very unfavorable to FPA. Moreover, these revelations of illegal insider trading and violations of the securities laws have badly damaged FPA's corporate image and good will. For at least the foreseeable future, FPA's stock price will suffer from what is known as the "liar's discount," a term applied to the stocks of companies who have been implicated in illegal behavior and have misled securities analysts and the investing public, such that FPA's ability to raise equity capital on favorable terms in the future will be impaired. Finally, defendants caused or permitted defendants Lizerbram, Flam, Lash and Hassman to amend their existing long-term employment agreements with the Company, in 3-4/98, even as the Company's financial condition reached the crisis stage, to greatly increase salary and/or provide for million dollar consulting fees and/or to provide for millions of dollars in severance payments to be declared owed and payable, and/or to permit the exercise of all stock options granted to them. Defendants caused or permitted this looting of the Company to close ranks with each other and to insure that no one cooperated with regulators or private litigants that might prosecute or sue defendants for their unlawful conduct.

         5. Management of FPA is antagonistic to this lawsuit and making demand on the Board of Directors would be futile. The FPA Board is dominated by management. Only one Director is not management, and even that Director is not independent, as his accounting firm performs accounting services for one or more of the other Directors and has performed work for FPA in the past. In addition, three of five members of the Board of Directors engaged in the illegal insider selling, and the Board as a whole has close alliances with and allegiances to present and former officer defendants who engaged in the illegal insider selling complained of herein. Finally, in order to properly prosecute this lawsuit, it would be necessary for the

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Directors to sue themselves -- something they are unwilling to do. Such a suit would require the Directors to expose themselves to a huge multi-million dollar liability to the Company, which, due to the particular language of currently utilized directors' and officers' liability insurance policies (i.e., the "insured vs. insured" exclusion) would not be an insured claim, while the claims asserted via this derivative action would be insured. Because the insider trading activities of the insider selling defendants and the payment to certain defendants made as a result of the self-dealing amendments to their employment agreements are not covered by FPA's directors' and officers' liability insurance, in order to adequately protect FPA's interests in this situation, it is necessary for the Company to seek and obtain preliminary injunctive relief against the Individual Defendants who sold FPA stock based on misappropriated proprietary corporate information, or to whom payments under the amended contracts have been made, imposing a constructive trust on and/or freezing those insider selling proceeds and payments so that they will be available to FPA if this suit is successful on the merits. Absent such a freeze, these defendants who sold FPA stock based on insider information, or to whom the payments under the amended contracts were made, will dissipate and/or secrete their insider sales proceeds and salary and service payments, making it much more difficult to recover those proceeds. In addition, it is necessary for the Company to enjoin the ongoing looting of the Company via the self-dealing amendments to certain defendants' employment agreements, which were fraudulently procured by concealing the true state of the Company's business and financial condition. Under these circumstances, making a pre-suit demand would also unreasonably delay the pursuit of important legal remedies.

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                                   THE PARTIES

         6. Plaintiff Gerald Kay is a citizen of the State of California and is the owner of shares of FPA common stock, which he has held during the period of the wrongs alleged herein. Plaintiff brings this action derivatively in the right of and for the benefit of FPA. Plaintiff will fairly and adequately represent the interest of FPA and the shareholders of FPA in enforcing the rights of FPA.

         7. FPA is a national physician practice management company which acquires, organizes and manages primary care physician practice networks and provides contract management services to hospital-based emergency departments. FPA provides primary and specialty care services to prepaid managed care enrollees and fee-for-service patients through a network of independent practice association physicians and owned primary care physician groups. FPA manages all covered primary and specialty medical care for each enrollee in exchange for monthly capitation payments pursuant to payor contracts.

         8. (a) Sol Lizerbram ("Lizerbram") was Chairman of FPA and actively involved in the day-to-day management of the Company. As part of the fraudulent scheme, Lizerbram sold 87,900 shares of FPA stock at prices as high as $27.75 per share based on inside information, pocketing over $2.1 million. On 3/25/98 Lizerbram amended his existing employment agreement with the Company, decreasing its term to one year and increasing his base pay from $445,000/year to $1,112,500/year and providing that $3+ million in severance payments would be paid to him even if he were terminated for cause.

                  (b) Stephen J. Dresnick ("Dresnick") was Vice Chairman of FPA from 10/96 to 3/96 and from then forward the President and Chief Executive Officer of FPA. As part of the

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fraudulent scheme, Dresnick sold 36,140 shares of FPA stock at prices as high as
$25.63 per share based on inside information, pocketing $859,140.

                  (c) Kevin Ellis ("Ellis") was, at all relevant times, Executive Vice President and Chief Medical Officer and a Director of FPA. As part of the fraudulent scheme, Ellis sold 43,000 shares of FPA stock at prices as high as $26-1/2 per share based on inside information, pocketing $978,495.

                  (d) Sheldon Derezin ("Derezin") was, at all relevant times, a Director of FPA and a member of the Board's audit and compensation committees and the managing partner of Derezin, Breier & Company, a public accounting firm that has performed services for FPA in the past and currently performs services for one or more of the defendants herein.

                  (e) Herbert A. Wertheim ("Wertheim") was, at all relevant times, a Director of FPA, the vice chairman since 3/98, and a member of the Board's audit and compensation committees.

                  (f) Seth Flam ("Flam") was, until he was fired in 3/96, President and Chief Executive Officer and a Director of FPA. As part of the fraudulent scheme, Flam sold 93,000 shares of FPA stock at prices as high as $27.75 per share based on inside information, pocketing over $2.2 million. On 3/25/98, Flam resigned and entered into a "Consulting and Settlement Agreement" with the Company, providing for his termination for "other than cause" and providing that nearly $3.6 million in severance payments would be made to him. The agreement also called for him to receive $1,250,000 million in consulting fees, payable within six months. In addition, all the stock options he then held were deemed vested and exercisable. In early 4/98,

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Flam filed notices under SEC Rule 144 to sell 264,085 shares of FPA held by a limited partnership controlled by him with a then-market value of more than $4.2 million.

                  (g) Michael Feinstein ("Feinstein") was a Director of FPA. As part of the fraudulent scheme, Feinstein sold 15,500 shares of FPA stock at prices as high as $22.88 per share based on inside information, pocketing over $341,760.

                  (h) Howard Hassman ("Hassman") was Executive Vice President and a Director of FPA. As part of the fraudulent scheme, Hassman sold 98,000 shares of FPA stock at prices as high as $27.09 per share based on inside information, pocketing over $2.3 million. On 4/l/98, Hassman resigned and entered into a "Consulting and Settlement Agreement" with the Company, providing for his termination for "other than cause" and providing that more than $2.15 million in severance payments would be made to him. The agreement also called for him to receive $1.25 million in consulting fees, payable within six months. In addition, all the stock options be then held were deemed vested and exercisable. In 3, 4 and 6/98 certain partnerships related to Hassman filed notices under SEC Rule 144 to sell 354,000 shares of FPA with then-market value of more than $2 million.

                  (i) Steven M. Lash ("Lash") was, until 3/96 when he was forced out of the position, Executive Vice President and Chief Financial Officer of FPA. As part of the fraudulent scheme, Lash sold 79,000 shares of FPA stock at prices as high as $23.63 per share based on inside information, pocketing over
1.8 million. On 3/25/98, Lash amended his existing employment agreement with the Company, providing that he no longer act as Chief Financial Officer and providing that if his employment was terminated before 9/25/99 and he has executed a Release, his termination would be deemed for "other than cause" and he would receive more

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than $2.5 million in severance payments and $1 million in consulting fees. In addition, all the stock options he then held would be deemed vested and exercisable.

                  (j) James A. Lebovitz ("Lebovitz") was, at all relevant times, Executive Vice President and General Counsel of FPA. As part of the fraudulent scheme, Lebovitz sold 21,000 shares of FPA stock at prices as high as $22.88 per share based on inside information, pocketing $469,771.

                  (k) Cheryl A. Moore ("Moore") was, at all relevant times, Vice President-Finance of FPA. As part of the fraudulent scheme, Moore sold 7,000 shares of FPA stock at prices as high as $22.88 per share based on inside information, pocketing $144,561.

         9. Except as described herein, plaintiff is ignorant of the true names of defendants sued as Does 1 through 20, inclusive, and, therefore, sues these defendants by such fictitious names. Plaintiff will seek leave of this Court to further amend this Complaint to allege their true names and capacities when ascertained. These fictitiously named defendants are the Company's officers, other members of management, employees and/or consultants who were involved in the wrongdoing described herein. These defendants aided and abetted, or participated with the named defendants in the wrongful acts and course of conduct, otherwise caused the damages claimed herein and are responsible in some manner for the acts, occurrences and events alleged in this Complaint. Many of the Doe Defendants are residents and citizens of California.

         10. Foundation Health is the successor by merger to Foundation Health Corp. and Health Systems International, Inc. which agreed to merge in 10/96 and closed their merger in 1/97. In 7/96, FPA agreed to make its largest acquisition ever -- the former staff model HMO of

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Foundation Health, consisting of medical clinics and associated physician practices in California and Arizona. Foundation Health's California and Arizona medical clinics were losing over $70 million per year and Foundation Health desperately wanted to rid itself of these loss-ridden operations as part of dressing itself up for sale. FPA was willing to purchase these medical clinics and then try to turn them around by lowering their operating costs, especially their medical expenditures, as this was part of the FPA business plan. However, because Deloitte & Touche served as the outside auditor for both FPA and Foundation Health, this situation presented a unique opportunity to FPA, Foundation Health and Deloitte & Touche to structure the transaction in a contrived manner that manipulated the financial results of both Foundation Health and FPA. Thus, Deloitte & Touche helped structure the transaction so as to enable Foundation Health to actually recognize a profit on the sale of these losing operations and yet enable FPA to avoid recognizing the losses from these operations after it acquired them and instead actually immediately boost FPA's reported profits. This was accomplished by having FPA deliberately pay an inflated purchase price for the Foundation Health clinics of almost $200 million -- including 4,076,087 FPA shares of stock when the sale closed in 11/96. This inflated price enabled Foundation Health, with Deloitte & Touche's blessing, to report an after-tax gain on this transaction of over $20 million, thus materially assisting Foundation Health in selling itself to Health Systems International, Inc. by not only improving its financial position via the $20 million gain, but also by ridding itself of these loss-ridden operations. However, the transaction was also structured such that beginning in the 4thQ 96 and continuing for each of the quarters in the next two years, i.e., 97 and 98, Foundation Health would make payments back to FPA according to the following schedule:

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
                                           96                            97                            98
                              ---------------------------------------------------------------------------------------
            1stQ                           n/a                         $ 9.6M                        $ 4.5M
            2ndQ                           n/a                         $ 8.1M                        $ 3.6M
            3rdQ                           n/a                         $ 6.7M                        $ 2.7M
            4thQ                         $11.2M                        $ 5.5M                        $ 1.8M
                                         ------                        ------                        ------
            Year                         $11.2M                        $29.9M                        $12.6M

         11. FPA would recognize these payments as income in each of those quarters, although, in fact, as all the parties to the transaction understood, they were intended to be and were, in fact, a reduction in the purchase price paid by FPA for the Foundation Health clinics. Because of this accounting manipulation, FPA was able to artificially inflate and falsely manipulate its reported EPS during the 4thQ of 96 and each of the quarters of 97. This extra revenue represented pure profit for FPA because, while FPA had to report the expenses of operations of the former Foundation Health medical clinics it now owned whether it received the payments or not, absent the manipulated structure of the Foundation Health transaction, they would not have had these additional millions of dollars in revenue to report each quarter.

         12. The structuring of this transaction also resulted in FPA recognizing a much higher amount of goodwill on the acquisition, since goodwill is the difference between the purchase price and the value of the assets acquired. Since the assets acquired were not worth anywhere near $200 million, FPA had a large amount of goodwill it amortized over 30 years. After the acquisition, FPA, with Deloitte's consent, did not write down the value of the goodwill to its true value (which was minimal) because to do so would have further illuminated FPA's phony accounting for the acquisition.

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         13. This Foundation Health transaction was so important to FPA that, without it, instead of reporting the better 4thQ 97 EPS FPA reported early in the last period, FPA would have actually lost money from its operations during the 4thQ 96, and its 97 results would have, at a minimum, been much lower than those reported, meaning that not only would FPA not have achieved the better-than-expected and "record" results it reported during 97 but, in fact, its 97 results would have declined from its 96 results! Had this occurred, FPA's stock would have sold at much lower levels, Foundation Health and the FPA insiders would not have been able to pocket over $90 million in insider trading proceeds and FPA would not have been able to make any of the several acquisitions it did make during 97.

         14. The Individual Defendants had primary responsibility for the day-to-day operations of FPA and operated as a collective entity through periodic meetings held either in person or telephonically, where the Individual Defendants discussed matters affecting FHP business and reached collective and consensual decisions as to what action to take. The Individual Defendants also received similar, if not identical, information in the form of written reports from FPA employees and management relating to the Company's business, including internal, periodic (including monthly) financial statements and official data and reports in advance of, at, and subsequent to, Board meetings in connection therewith.

         15. By reason of their positions and their close associations with the Company, the defendants had access to material inside information about FPA and were able to control, directly or indirectly, the acts of FPA and the contents of the representations disseminated by or in the name of FPA. Because of their executive, managerial and directorial positions with FPA, each of the defendants had access to adverse non-public information about the financial condition,

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operations and future business prospects of FPA, including, without limitation, the fraud that the defendants caused or permitted FPA to engage in. Defendants had a duty to promptly disseminate accurate and truthful information with respect to FPA's operations, financial condition and future business prospects or to cause and direct that such information be disseminated so that the market price of FPA stock would be based on truthful and accurate information.

         16. By reason of their positions and because of their ability to control the business and corporate affairs of FPA, the defendants owed FPA and FPA's shareholders fiduciary obligations of fidelity, trust, loyalty and due care, and were and are required to use their utmost ability to control. and manage FPA in a fair, just, honest and equitable manner, and were and are required to act in furtherance of the best interests of FPA and its shareholders so as to benefit all shareholders equally and not in furtherance of their personal interest or benefit. Each Director of FPA owes to FPA the fiduciary duty to exercise due care and diligence in the administration of the affairs of FPA and in the use and preservation of its property and assets, and the highest obligations of good faith and fair dealing. In addition, as officers and/or Directors of a publicly-held company, the Individual Defendants had a duty to promptly disseminate accurate and truthful information with respect to the Company's operations, finances and future prospects so that the market price of the Company's common stock would be based on truthful and accurate information.

         17. To discharge their duties, the officers and Directors of FPA were required to exercise reasonable and prudent supervision over the management, policies, practices and

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controls over the financial affairs of FPA. By virtue of such duties the officers and Directors of FPA were required, among other things, to:

                  (a) Manage, conduct, supervise and direct the business affairs of FPA in accordance with the laws of the State of California, federal law, state and federal rules and regulations and the charter and bylaws of FPA;

                  (b) Neither violate nor knowingly permit any officer, Director or employee of FPA to violate applicable federal laws, rules and regulations and state law;

                  (c) Establish and maintain systematic and accurate books and records of the business and affairs of FPA and procedures for the reporting of the business and affairs to the Board of Directors and to periodically investigate, or cause independent investigation to be made of, said books and records;

                  (d) Maintain and implement an adequate and functioning system of internal financial and accounting controls and management information systems, such that FPA's financial statements and information would be accurately recorded and reported and corporate managers would be given prompt notice of serious problems or divergences so that risk to FPA would be minimized;

                  (e) Exercise reasonable control and supervision over the public statements to the securities markets and trading in FPA stock by the officers and employees of FPA;

                  (f) Remain informed as to the status of FPA's operations, and upon receipt of notice or information of imprudent, unsound or illegal practices, to make a reasonable inquiry in connection therewith, and to take steps to correct such conditions or practices and make such disclosures as are necessary to comply with state and federal securities laws;

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                  (g) Supervise the preparation and filing of any audits,
reports or other information required by law from FPA and to examine and evaluate any reports of examination, audits or other financial information concerning the financial affairs of FPA and to make full accurate disclosure of all material facts concerning, inter alia, each of the subjects and duties set forth above; and

                  (h) Maintain and implement an adequate system of controls and information systems, such that no officer, Director or employee of the Company would make false statements about FPA to the securities markets or would be able to misappropriate internal confidential information for his own benefit and profit, by insider stock sales or otherwise.

         18. During all relevant times hereto, each of the defendants occupied positions with FPA or were associated with the Company in such a manner as to make them privy to confidential and proprietary information concerning FPA, its operations, finances, financial condition and future business prospects. Because of these positions and such access, each of the defendants knew or intentionally disregarded that the adverse facts specified herein had not been disclosed to and were concealed from the public.

         19. Notwithstanding their duty to refrain from trading FPA common stock while in the possession of material, adverse, non-public information concerning FPA and its operations, certain of the Individual Defendants and Foundation Health collectively sold over 4.5 million shares of the Company's common stock for proceeds of over $90 million during 97-98, resulting in many millions of dollars in profits to these defendants.

              CONSPIRACY, AIDING AND ABETTING AND CONCERTED ACTION

         20. In committing the wrongful acts alleged herein, the defendants have pursued, or joined in the pursuit of, a common course of conduct and acted in concert with and conspired with one another, in furtherance of their common plan, scheme or design. In addition to the wrongful conduct herein alleged as giving rise to primary liability, the defendants further aided and abetted and knowingly assisted each other in breach of their respective duties as herein alleged.

         21. The defendants initiated a course of conduct which was designed to and did (i) maintain the Individual Defendants' executive and directorial positions at FPA, and the profits, power and prestige which the defendant enjoyed as a result of those positions, in spite of these defendants' violations of law and other fiduciary breaches; (ii) deceive the investing public and the minority public shareholders of FPA regarding defendants' management of FPA, FPA's financial condition, and FPA's future business prospects; (iii) artificially inflate the market price of FPA's securities thereby allowing certain of the defendants to usurp corporate assets (internal corporate information) and profit by selling over 4.5 million shares of their FPA common stock; and (iv) conceal the Company's desperate financial condition so that no objections would be raised to the outrageous amendments of certain defendants' employment agreements to obligate the Company for millions of dollars to defendants. The defendants engaged in such a scheme so that they could inflate the price of the Company's common stock in order to: (i) in the case of the Individual Defendants -- protect and enhance their executive positions and the substantial compensation and prestige they obtained thereby; (ii) enhance the value of their employment agreements and holdings of FPA stock and/or options to purchase FPA stock; and
(iii) keep FPA's stock price at high levels so that they could sell vast quantities of stock at inflated prices.

         22. Each of the defendants herein aided and abetted and rendered substantial assistance in the wrongs complained of herein. In taking the actions, as particularized herein, to substantially assist the commission of the wrongdoing complained of, each defendant acted with knowledge of the primary wrongdoing, substantially assisted the accomplishment of that wrongdoing, and was aware of its overall contribution to, and furtherance of, the wrongdoing. The defendants' acts of aiding and abetting include, inter alia, the acts each of them are alleged to have committed in furtherance of the conspiracy, common enterprise and common course of conduct complained of herein, except those relating to the reaching of agreements or understandings sufficient to categorize their conduct as conspiratorial.

                DERIVATIVE ACTION AND DEMAND FUTILITY ALLEGATIONS

         23. Plaintiff brings this action derivatively in the right and for the benefit of FPA to redress injuries suffered and to be suffered by FPA as a direct result of the breaches of fiduciary duty, violations of law, abuse of control, gross mismanagement, unjust enrichment, waste of assets, and constructive fraud by the defendants. This is not a collusive action to confer jurisdiction on this Court which it would not otherwise have.

         24. Plaintiff will adequately and fairly represent the interests of FPA and its shareholders in enforcing and prosecuting its rights.

         25. Plaintiff is currently and has been an owner of FPA stock during the course of conduct by defendants alleged herein.

         26. As a result of the facts set forth throughout this Complaint, and additionally pursuant to California Corporations Code Section 800(b) (2), demand on the FPA Board of Directors to institute this action against the officers and Directors of FPA is not necessary because such a demand would be a futile and useless act, for the following reasons:

                  (a) The majority of the Directors directly benefitted from the wrongdoing complained of, with some reaping profits to themselves of many tens of millions of dollars, benefits not obtained by other stockholders;

                  (b) All FPA Directors are defendants in this action and three of five are alleged to have directly benefitted from the wrongful conduct;

                  (c) The Directors of FPA, as more fully detailed herein, participated in, approved and permitted the wrongs alleged herein to occur and participated in efforts to conceal or disguise those wrongs from FPA's stockholders;

                  (d) In order to bring this suit the Directors of FPA would be forced to sue themselves and persons with whom they have extensive business and personal entanglements, which they will not do;

                  (e) The Director Defendants have already prejudged the allegations and absolved themselves of any wrongdoing; they have repeatedly denied any and all allegations of their wrongdoing; and have repeatedly issued releases stating that such allegations are wholly without merit and unsubstantiated. Defendants who have so thoroughly denied any allegation of wrongdoing by them cannot objectively and independently consider a demand upon them to sue themselves;

                  (f) The majority of the FPA Directors have for many years received lucrative payments, benefits and other emoluments by virtue of their membership on the Board, amounting to millions of dollars. The Board members have benefitted from the wrongdoing, especially the defendants' insider selling and conversion or waste of corporate assets, and have engaged in such conduct to preserve their positions of control and the perquisites thereof. Since the Board members had a personal economic interest in the wrongdoing and benefitted thereby, they are incapable of exercising independent objective judgment in deciding whether to bring this action;

                  (g) The Board members also have close personal and business ties with each other, and cannot in good faith exercise independent judgment to determine whether to bring this action against each other. Additionally, various of the Individual Defendants served on the following committees of FPA which oversaw or were directly responsible for the operations of the Company and some of the conduct complained of herein:

                           (i) The FPA Board of Directors' Audit Committee makes
recommendations to the Board regarding the engagement of the Company's independent auditors, reviews the plan, scope and results of the audit, reviews with the auditors and management the Company's policies and procedures with respect to internal accounting and financial controls and reviews changes in accounting policy and the scope of the non-audit services which may be performed by the Company's independent auditors. The Audit Committee also was supposed to monitor policies to prohibit unethical, questionable or illegal activities by the Company's employees. Defendants Derezin and Wertheim were, at all material times, on the Company's Audit Committee as was defendant Hassman until his resignation in 1998; and

                           (ii) FPA's Compensation Committee reviews and
approves the compensation, benefits and incentive arrangements for the Company's executive officers and administers the Company's Amended Omnibus Stock Option Plan. Defendants Derezin and Wertheim were, at all relevant times, members of the Compensation Committee;

                  (h) The acts complained of constitute violations of state law and the fiduciary duties owed by FPA's officers and Directors and these acts are incapable of ratification;

                  (i) The Directors of FPA signed the reports on Form 10-K for 96 and 97, and authorized the issuance of various of the false and misleading statements, have already denied any culpability on any of their parts, have fought against recovery for the Company from the wrongdoers charged herein, are principal beneficiaries of the wrongdoing alleged herein, are necessary defendants to this action and have been named as defendants herein, and thus could not fairly and fully prosecute such a suit even if such suit was instituted by them;

                  (j) FPA has been and will continue to be exposed to significant losses due to the wrongdoing complained of herein, yet the defendants have not filed any lawsuits against themselves or others who were responsible for that wrongful conduct to attempt to recover for FPA any part of the damages FPA suffered and will suffer thereby;

                  (k) Each Director is, directly or indirectly, the recipient of remuneration paid by the Company, the continuation of which is dependent upon their continued cooperation with the other members of the Board of Directors, and their participation and acquiescence in the wrongdoing set forth herein; and

                  (l) FPA's current and past officers and Directors are protected against certain liability for acts of mismanagement, waste and breach of fiduciary duty by directors' and officers' liability insurance which they caused the Company to purchase that insurance for their protection with corporate funds, i.e., monies belonging to the stockholders of FPA. However, due to certain changes in the language of directors' and officers' liability insurance policies in recent years, the directors' and officers' liability insurance policies covering the defendants in this case contain provisions which eliminate coverage for any action brought directly by FPA against these defendants, known as, inter alia, the "insured vs. insured" exclusion. As a result, if these Directors were to sue themselves or certain of the officers of FPA, there would be no directors' and officers' insurance protection and thus, a further reason why they will not bring such a suit. On the other hand, if the suit is brought derivatively, as this action is brought, such insurance coverage exists and will provide a basis for the Company to effectuate a recovery. If there is no directors' and officers' liability insurance at all then the Director Defendants will not cause FPA to sue them, since they will face a huge uninsured liability.

         27. The Directors also receive substantial compensation for serving on the Board of Directors, the various committees thereof, and as chair of those committees. That compensation is, at a minimum, options to purchase 15,000 shares per year of FPA stock, plus $1,000 for each meeting attended. All travel expenses and other out-of-pocket costs incurred in attending meetings are reimbursed.

         28. Plaintiff's counsel delivered a copy of their original Complaint to FPA's executive offices prior to the commencement of this action. Despite the Individual Defendants having knowledge of the claims and causes of action raised by plaintiff, the Individual Defendants have failed and refused to seek to recover for FPA for any of the wrongdoing alleged by plaintiff.

         29. Plaintiff has not made any demand on shareholders of FPA to institute this action since such demand would be a futile and useless act for the following reasons;

                  (a) FPA stock is a publicly traded company with approximately 587 holders of record (and many thousands of beneficial owners) as of 3/17/98;

                  (b) Making demand on such a number of shareholders would be impossible for plaintiff who has no way of finding out the names, addresses or phone numbers of shareholders; and

                  (c) Making demand on all shareholders would force plaintiff to incur huge expenses, assuming all shareholders could be individually identified.

                            ALLEGATIONS OF WRONGDOING

         30. In 94, FPA was a small physician practice management company, with revenues of less than $20 million per year. In order to attempt to rapidly grow FPA's business, FPA went public and created a trading market in its stock. Then, using its publicly traded stock, FPA went on an acquisition binge, acquiring 19 companies during 96 and 97. By the spring of 97, FPA's annual revenues had ballooned to over $1 billion and FPA was reporting growing EPS which consistently exceeded analysts' expectations. In order for its growth-by-acquisition plan to succeed, FPA needed to use its common stock as currency to make its acquisitions. Thus, it was of critical importance to FPA to make it appear it was achieving profitable growth to keep its stock price at high levels so that FPA stock would appear attractive to the businesses FPA was attempting to acquire in exchange for FPA stock and so that FPA could make its acquisitions by issuing the fewest number of shares possible to limit the dilutive impact of those acquisitions on FPA's earning power. FPA knew that the only way to keep its stock price trading at high levels was to convince investors that not only was FPA's rapid expansion plan working and was successfully integrating the large number of acquisitions it was making, it was also achieving strong "same store" or "same market" growth, while tightly controlling its operating expenses -- and lowering its medical expense ratio -- allowing FPA to report growing operating EPS in 97 and credibly forecast continued strong EPS growth in 98, 99 and beyond. Thus, FPA represented that its operations were profitable, that its acquisition program was succeeding and it was successfully integrating the acquired businesses into its operations, that it was effectively controlling its operating costs and lowering it medical expense ratio while forecasting a 25%-30% 5-13 year EPS growth rate -- including 98 and 99 EPS of $1.05-$1.35+ and $1.85+, respectively.

         31. A key event in FPA's expansion strategy and a transaction that artificially inflated its reported profits throughout late 96 and 97 was FPA's 11/96 acquisition of the California and Arizona medical clinics operated by Foundation Health. Foundation Health needed to get rid of these clinics because they were losing large amounts of money -- over $70 million per year -- and it was trying to improve its financial condition and sell itself to Health Systems International, Inc. The purchase price for those medical clinics was purportedly $197 million including 4,076,087 shares of FPA stock. Because Foundation Health and FPA were both audited by Deloitte & Touche, this transaction gave FPA, Foundation Health and Deloitte & Touche a unique opportunity to manipulate the accounting for the transaction to falsify the financial results of both Foundation Health and FPA. Deloitte & Touche helped FPA and Foundation Health to inflate the purchase price of Foundation Health's clinics by $54 million, enabling Foundation Health to record a profit on the sale, while providing that over the next nine quarters, beginning in the 4thQ 96, Foundation Health would pay the $54 million back to FPA which payments FPA then improperly recognized as revenue instead of as a reduction of its purchase price of Foundation Health's medical clinics, materially inflating FPA's reported EPS.

         32. When the accounting for the Foundation Health transaction became known in early 97, it was criticized by certain observers, resulting in weakness in FPA's stock. The investment community was also concerned that the large holding of FPA stock in the hands of Foundation Health would "overhang" the market in FPA stock. As a result, FPA stock fell from $28-3/4 on 2/26/97 to $14-15/16 on 4/25/97. This drop of almost 50% in FPA's stock price alarmed Foundation Health, which desperately wanted to sell its 4+ million shares of FPA stock, and FPA and FPA's top insiders as it halved the value of their FPA stockholdings, endangered the acquisitions FPA was in the process of closing and made it impossible for FPA to continue to make the large acquisitions which were indispensable to FPA's continued growth.

         33. To halt this decline in FPA's stock, FPA repeatedly asserted the propriety of the accounting treatment for the Foundation Health transaction, stressing it had been approved by Deloitte & Touche, which had certified FPA's financial results as in accordance with Generally Accepted Accounting Principles ("GAAP"). To allay investor concerns about the overhang of the FPA shares owned by Foundation Health, FPA and Foundation Health assured investors that Foundation Health "does not currently intend" to sell the over 4 million shares of FPA stock it held. These assurances, combined with other representations that "we successfully executed our growth strategy," FPA's "fundamentals are very strong," FPA had "built a solid foundation for growth internally and through acquisitions," that FPA "continued to show margin improvements based on further integration of acquisitions," "the integrating and consolidation of the Foundation

Health Clinics is ahead of plan," that the former Foundation Health clinics "were performing ahead of expectations" and "ahead of budget," that despite FPA's "remarkable growth . . . there is still a tremendous amount of growth available . . . [and] we believe that this growth . . . will continue in a very robust manner," and FPA's reporting of better-than-expected lstQ 97 operating EPS of $.20, halted the decline in FPA stock and inflated it to higher levels during 5/97. As FPA's stock moved higher, FPA resumed its acquisition program, FPA's insiders began to sell off their FPA stock and, contrary to Foundation Health's assurances, it quickly unloaded its entire position of FPA stock -- 4,076,087 shares -- during 5/97-6/97, pocketing $79 million in illegal insider trading-proceeds.

         34. Throughout the balance of 97, while improperly recognizing millions in revenues from the Foundation Health payments and otherwise falsifying its financial statements by not properly writing down millions in goodwill on its books arising from failed or failing acquisitions and by manipulating its "incurred but not reported" ("IBNR") medical cost allowance to artificially low levels, FPA continued to report strong -- indeed, better-than- expected -- operating EPS, while continuing to increase its forecasted EPS for 98 and 99 to $1.08-$1.47 and $1.85-$1.88, respectively. As and after FPA reported record 2ndQ 97 EPS of $.24, FPA told investors its business "continued to perform above expectations as our integration plans provide positive sequential results," "all integrations are proceeding on or ahead of schedule" and "many areas of the Company are performing better than expected," and that these results were due to a "better than expected ('better than budget') performance by the Foundation Health centers." As a result, FPA's stock skyrocketed higher -- reaching a high of $40 per share in 10/97. This strong financial and stock performance enabled FPA to make several acquisitions during the 97-98, including HealthCap, Inc., Health Partners, Inc., Cornerstone Physicians Corp., AHI Healthcare Systems, Avanti Corporate Health Systems, Inc. and Meridian Medical Group, by issuing over 9.4 million shares of FPA stock at artificially inflated prices and arrange needed financing, including a $275 million credit facility through Lehman Brothers. It also enabled FPA's top insiders to sell off almost 500,000 shares of their FPA stock at artificially inflated prices, pocketing over $11 million in illegal insider-trading proceeds.

         35. When FPA reported record 3rdQ 97 operating EPS of $.29 it attributed these results to "the continued consolidation of acquisitions and synergy achievements and improvements in production." However, FPA's stock began to decline as FPA revealed a slight decline in enrollment and doctors and that its revenues declined sequentially in the 3rdQ 97 to $241 million from $245 million in the 2ndQ 97. However, FPA assured investors that these declines were expected and resulted from the "intentional elimination of unprofitable accounts" resulting from recent acquisitions and that it had culled from its books $11 million in quarterly revenue from unprofitable accounts. FPA also told investors that a sharp increase in its accounts receivable and negative operating cash flow in the 3rdQ were not a cause for concern but were the expected result of FPA's rapid growth and acquisition program, that payors were not contesting FPA charges, that all FPA receivables were collectible, that cash flow from FPA's core operation was strong, positive and growing and that FPA still expected 25%-30% "same store" patient growth, 50% EPS growth in 98 to $1.35+ per share and 25%-30% EPS growth going forward. FPA also assured investors that "we have properly situated our California based operations and continue to manage this part of our network effectively," that all California acquisitions "have been fully integrated" and that it was "comfortable" with analysts' EPS assumptions of $1.35+ for 98. FPA continued to tell investors it had "successfully integrated several acquisitions, reducing their medical loss ratios and improving their financial performance while FPA's existing operations continued to improve" and that its record 4thQ 97 results were due to "our ability to successfully integrate our medical management technologies" while continuing to forecast 98 and 99 EPS of $1.35+ and $1.85+.

         36. In late 3/98, when FPA'S CEO and CFO both suddenly left their posts at FPA, FPA said that the CEO "helped to grow a great company" but was now leaving for personal reasons and that the CFO job had gotten "too big" for one person to handle, assuring investors that FPA's "business continues to track according to expectations," it was "encouraged" by its business performance and "excited" by its prospects, that FPA had no liquidity problems and would achieve positive cash flow in 98 with 1stQ EPS of $.30-$.31 and 98 EPS of over $1.35. FPA's stock traded as high as $16-1/2 on 4/6/98.

         37. On 5/15/98, FPA made a series of shocking revelations which contradicted FPA's prior positive statements including its recent assurances of strong lstQ 98 EPS and improving cash flow. First, FPA reported horrible 1stQ results -- EPS of only $.0l compared to the $.30- $.31 forecast -- admitting it had not earlier set aside enough IBNR medical claims reserves and that the former Foundation Health clinics had suffered a $5+ million loss and if FPA could not make them profitable it would leave those markets. Worse yet, FPA revealed it would take $200 million in write-offs -- $125 million for goodwill impairment (mostly Foundation Health), $40 million in uncollectible accounts receivable and $30+ million in other charges -- thus admitting that FPA had over-valued its earlier acquisitions and lied about the collectability of its receivables. FPA also disclosed that it was firing employees and closing facilities, imposing hiring and capital spending freezes and implementing procedures to control overhead spending. FPA also admitted that it was in a liquidity crisis as it had maxed-out (and was in default on) its existing credit lines, had sufficient cash to operate for only six more weeks, could not afford to pay for necessary improvements in its information and accounting systems and desperately needed additional financing to survive. A Standard & Poor's analyst stated: "The acquisitions were made at such a frantic pace and the company did not have adequate controls and infrastructure to manage the operations." Another analyst stated, "there is a lack of operating controls and inadequate accounting." FPA's stock collapsed from $11-15/16 on 5/14/98 to $5-1/2 on 5/15 and to $2-23/32 three days later, falling 75% -- on astonishing trading volume of 44 million shares in just four trading days -- ending up 93% lower than its 10/97 high of $40. The stock now trades near $1 per share.

         38. Each of the positive statements defendants made about FPA's business throughout 97 and until 5/15/98 (when these revelations were made) was materially false and misleading when issued. Defendants also failed to disclose, inter alia, the following adverse information which was then known only to defendants due to their access to internal FPA data and disclosure of which was required to be made to make the statements made not misleading:

                  (a) FPA was encountering serious and persistent difficulties in integrating the acquired operations of Foundation Health and AHI Healthcare Systems, such that FPA was encountering excessive costs and expenses, including excessive medical expenses at those operations;

                  (b) FPA was concealing the problems it was having integrating acquired operations by manipulating the financial results of those operations and its other operations to artificially lower FPA's operating and medical expenses and thus its medical loss ratio, in part by setting its IBNR allowance at artificially low levels;

                  (c) FPA was attempting to lower medical costs at its operations by arbitrarily refusing needed and/or desired medical care requested by patients or their treating physicians, resulting in increasing customer complaints and physician hostility which was having an adverse impact on FPA's ability to retain existing members or attract new members and on its ability to retain existing or obtain new treating physicians;

                  (d) FPA was encountering markedly lower productivity from physicians in certain parts of its network, especially from physicians whose compensation had been switched to a salary basis, resulting in those physicians refusing to work as many hours as had historically been the case, resulting in lower productivity and increased costs to FPA;

                  (e) FPA was falsifying its reported results for the 4thQ 96, as well as all four quarters of 97, by misaccounting for the Foundation Health acquisition, by manipulating its reserves for medical expenses to artificially low levels, by burying and thus misaccounting for operating costs in one-time special charges incurred in acquisitions, by refusing to write down impaired goodwill from the Foundation Health and other acquisitions and by engaging in the other accounting tricks and artifices;

                  (f) Due to the lower quality of care it was delivering to its member patients, FPA was encountering a markedly slower rate of internal growth, as customers and potential customers who had a choice as to whether or not to utilize FPA's services were increasingly refusing to select or use FPA because of its arbitrary denial of necessary medical treatment and other steps taken to lower medical costs, which resulted in markedly reduced quality of care;

                  (g) FPA's purported record financial results reported during late 96 and throughout 97 were not due to its efficient management techniques, the successful integration of acquired companies and business operations, or rigorous micromanagement of medical costs, as represented, but rather, to the falsification of its financial results;

                  (h) As a result of the foregoing adverse conditions inside FPA's business, FPA's forecasts of strong "same store" or internal member growth during 98-99 were false when made because such growth could not and would not be obtained; and

                  (i) As a result of the foregoing negative conditions inside FPA's business, the forecasts of strong 98 and 99 EPS growth by FPA were false when made because those results could not and would not be achieved.

         39. Public investors who invested based on FPA's representations about the success of FPA's growth-by-acquisition strategy, FPA's successful integration of its acquired businesses, FPA's tight control of its operating expenses and the lowering of its medical loss ratio and FPA's forecasts of strong EPS growth during 98-99 paid as high as $40 per share for FPA's stock during this time frame and have suffered millions in damage for which they have now brought numerous suits in state and federal courts. However, FPA's insiders and largest shareholder, who knew the truth about how FPA was falsifying its financial results, did not fare nearly so poorly. Before FPA's stock price collapsed to less than $2 per share, FPA's insiders unloaded almost 500,000 shares of their FPA stock at artificially inflated prices as high as $27-3/4 per share, pocketing over $11 million in illegal insider-trading proceeds, while Foundation Health sold all 4,076,087 shares of its FPA stock at as high as $20 per share for $79 million in illegal insider- trading proceeds. All told, these defendants sold over 4.5 million shares of the FPA stock they owned for $90+ million in illegal insider-trading proceeds. In the aggregate, these defendants collectively unloaded 61% of the FPA stock they actually owned, while FPA stock was selling at artificially inflated levels caused by their falsifying FPA's financial results and issuing very positive but false statements about FPA's business, financial results and its prospects for continued EPS growth. Defendants' insider selling during 97 is detailed below:

                                                                         PRICE
                         DATE                     SHARES                  PER                PROCEEDS
NAME                     SOLD                      SOLD                  SHARE               FROM SALE
----                     ----                      ----                  -----               ---------
Dresnick                05/21/97                    10,000              $18.50             $    185,000
                        11/17/97                    11,140              $26.50                  295,210
                        11/25/97                    10,000              $25.13                  251,300
                        11/26/97                     1,000              $25.63                   25,630
                        11/26/97                     4,000              $25.50                  102,000
                                                 ---------                                 ------------
                                                    36,140                                 $    859,140
                                                 =========                                 ============

Ellis                   03/11/97                     1,100              $22.88             $     25,168
                        03/12/97                     3,100              $22.13                   68,603
                        03/13/97                     2,100              $22.34                   46,914
                        03/14/97                     9,400              $20.72                  194,768
                        03/17/97                     9,300              $19.44                  180,792
                        11/13/97                     2,500              $24.50                   61,250
                        11/14/97                     5,000              $25.50                  127,500
                        11/17/97                     5,000              $26.50                  132,500
                        11/18/97                     2,500              $27.00                   67,500
                        12/08/97                     3,000              $24.50                   73,500
                                                 ---------                                 ------------
                                                    43,000                                 $    978,495
                                                 =========                                 ============

Feinstein               03/11/97                     2,000              $22.88                  $45,760
                        03/12/97                     6,200              $22.13                  137,206
                        03/13/97                     4,100              $22.34                   91,594
                        03/13/97                     3,200              $21.00                   67,200
                                                 ---------                                 ------------
                                                    15,500                                 $    341,760
                                                 =========                                 ============

Flam                    03/11/97                     2,000              $22.88                  $45,760
                        03/12/97                     6,200              $22.13                  137,206
                        03/13/97                     4,100              $22.34                   91,594
                        03/14/97                    12,300              $20.72                  254,856
                        03/17/97                    14,400              $19.44                  279,936

                        11/19/97                     2,500              $27.50                   68,750
                        11/19/97                     2,500              $27.63                   69,075
                        11/19/97                     2,500              $27.63                   69,075
                        11/20/97                    16,650              $27.25                  453,713
                        11/21/97                     1,500              $27.50                   41,250
                        11/24/97                     2,500              $27.75                   69,375
                        11/24/97                     2,500              $27.75                   69,375
                        11/24/97                     2,500              $27.75                   69,375
                        12/04/97                    12,000              $23.81                  285,720
                        12/04/97                     1,000              $24.00                   24,000
                        12/04/97                     2,000              $23.88                   47,760
                        12/04/97                     5,000              $23.81                  119,050
                        12/05/97                       850              $23.44                   19,924
                                                 ---------                                 ------------
                                                    93,000                                    2,215,794
                                                 =========                                 ============

Foundation            Qtr.
Health                ended
                         6/30/97                 4,076,087                                  $79,000,000
                                                 =========                                 ============

Hassman                 03/11/97                     2,000              $22.88                  $45,760
                        03/14/97                     2,500              $21.00                   52,500
                        03/14/97                    27,500              $20.88                  574,200
                        03/14/97                     7,000              $21.00                  147,000
                        11/04/97                     5,000              $24.38                  121,900
                        11/06/97                     5,000              $24.50                  122,500
                        11/07/97                     5,000              $23.55                  117,750
                        11/14/97                    10,000              $25.56                  255,600
                        11/17/97                    10,000              $26.38                  263,800
                        11/17/97                    10,000              $26.38                  263,800
                        11/18/97                    11,500              $27.09                  311,535
                        11/18/97                     2,500              $27.01                   67,525
                                                 ---------                                 ------------
                                                    98,000                                 $  2,343,870
                                                 =========                                 ============

Lash                    03/11/97                     1,600              $22.88             $     36,608
                        03/12/97                     4,700              $22.13                  104,011
                        03/13/97                     3,200              $22.34                   71,488
                        03/14/97                     9,400              $20.72                  194,768
                        03/17/97                    11,100              $19.44                  215,784
                        11/19/97                     5,000              $27.50                  137,500
                        11/19/97                     2,500              $27.63                   69,075
                        11/20/97                    16,650              $27.25                  453,713
                        12/04/97                     1,000              $24.00                   24,000
                        12/04/97                    17,000              $23.81                  404,770
                        12/04/97                     2,000              $23.88                   47,760

                        12/05/97                     4,850              $23.44                  113,684
                                                 ---------                                 ------------
                                                    79,000                                 $  1,873,161
                                                 =========                                 ============

Lebovitz                03/11/97                       900              $22.88             $     20,592
                        03/12/97                     2,500              $22.13                   55,325
                        03/13/97                     1,600              $21.00                   33,600
                        03/13/97                     1,500              $22.34                   33,510
                        03/14/97                     4,300              $20.72                   89,096
                        03/17/97                     4,200              $19.44                   81,648
                        11/17/97                     6,000              $26.00                  156,000
                                                 ---------                                 ------------
                                                    21,000                                 $    469,771
                                                 =========                                 ============

Lizerbram               03/11/97                     2,000              $22.88             $     45,760
                        03/12/97                     6,200              $22.13                  137,206
                        03/13/97                     4,100              $22.34                   91,594
                        03/13/97                     3,200              $21.00                   67,200
                        03/14/97                    10,900              $20.72                  225,848
                        03/17/97                    12,600              $19.44                  244,944
                        11/19/97                     2,500              $27.63                   69,075
                        11/19/97                     2,500              $27.63                   69,075
                        11/19/97                     2,500              $27.50                   68,750
                        11/20/97                    16,650              $27.25                  453,713
                        11/21/97                     1,500              $27.50                   41,250
                        11/24/97                     5,000              $27.75                  138,750
                        11/24/97                     2,500              $27.75                   69,375
                        12/01/97                     1,000              $26.44                   26,440
                        12/01/97                     4,000              $26.38                  105,520
                        12/04/97                     1,000              $24.25                   24,250
                        12/04/97                       750              $23.88                   17,910
                        12/04/97                     7,500              $24.13                  180,975
                        12/04/97                     1,500              $24.00                   36,000
                                                 ---------                                 ------------
                                                    87,900                                 $  2,113,635
                                                 =========                                 ============

Moore                   03/11/97                       400              $22.88             $      9,152
                        03/12/97                     1,100              $22.13                   24,343
                        03/13/97                       900              $22.34                   20,106
                        03/14/97                     1,200              $20.72                   24,864
                        03/17/97                     3,400              $19.44             $     66,096
                                                 ---------                                 ------------
                                                     7,000                                 $    144,561
                                                 =========                                 ============

              TOTALS:                            4,556,627                                  $90,340,187
                                                 =========                                 ============

         40. The price action of FPA's stock, defendants' illegal insider trading during 97-98 and the later collapse of FPA's stock are graphically displayed below:

[Graphic chart]

         41. Adding insult to injury, defendants Lizerbram, Flam, Lash and Hassman amended their existing employment agreements with the Company which were signed either by defendant Dresnick or defendant Lebovitz, and with the approval of defendants Derezin and Wertheim, permitting these defendants to, in effect, loot the Company of millions of dollars as these defendants were fired from the Company or were relieved of certain of their management responsibilities. The terms of these agreements are summarized in paragraph 10 above. These defendants participated in amending the agreements even though they knew that the Company was in dire financial condition but nevertheless did so to enrich themselves, to give themselves financial incentive not to cooperate with regulator's or private litigants taking action against the Company, and to ensure that these defendants would receive their severance benefits notwithstanding the adverse facts concerning their unlawful and lawful conduct and breaches of fiduciary duty to the Company's shareholders. To amend these agreements and/or to permit the amendment of these agreements was a blatant waste of corporate assets, and a brazen and deliberate breach of defendants' fiduciary obligations to the Company and its shareholders.

                              FIRST CAUSE OF ACTION

                     Derivative Claim Against All Defendants
                 For Fiduciary Duty Of Loyalty And Due Care And
                        Aiding And Abetting Such Breach

         42. Plaintiff incorporates by reference and realleges paragraphs 1-41 above, as though fully set forth herein.

         43. Defendants are fiduciaries of FPA and of all of its public shareholders and owed to them the duty to conduct the business of the Company loyally, faithfully, carefully, diligently and prudently. This Count is asserted based upon the defendants' acts in violation of California common law, which acts constitute breaches of fiduciary duty, fraud, self-dealing and waste of the Company's corporate assets.

         44. The defendants knowingly, recklessly or without exercising the reasonable or ordinary care that investors (as fiduciaries), owe to the corporation, directed or permitted FPA's officers and directors to engage in a scheme to defraud investors by issuing false financial statements and other public statements about the Company's business and finances, and by permitting certain of them to loot the Company of millions of dollars through unconscionable amendments to certain defendant's employment agreements.

         45. As a result of defendants' unlawful conduct, FPA is the subject of numerous class action lawsuits in state and federal courts, has had its reputation in the business and financial communities tarnished, and has been damaged in an as yet uncertain amount, but certainly in the many millions of dollars.

         46. The defendants, in their roles as executives and directors of FPA, participated in the acts of mismanagement alleged herein, or acted with gross recklessness in disregarding adverse facts known to them. The defendants were aware of, or recklessly disregarded the facts alleged herein but did nothing to correct them. They thereby breached their fiduciary duty of care, loyalty, and accountability to FPA and its shareholders and have exposed FPA to multi-million dollar liability.

         47. The defendants have been responsible for the gross unlawful conduct alleged herein, in at least the following ways:

                  (a) They knowingly and/or recklessly caused FPA to engage in a massive scheme to defraud investors in violation of federal and state securities laws;

                  (b) They failed to property preserve the Company's assets by permitting certain defendants to take millions of dollars out of the Company in unwarranted salaries, bonuses and severance payments; and

                  (c) They misused or permitted the misuse of FPA's internal proprietary business information in violation of federal and state law and corporate policies to the personal profit of certain corporate insider fiduciaries.

         48. The defendants each further owed a fiduciary duty to the Company and to its stockholders to seek redress from those whose conduct has and will cost FPA millions of dollars and whose conduct has otherwise precipitated the aforementioned actions. The defendants have not done so.

         49. The conduct outlined was not due to an honest error of judgment, but rather was due to defendants' bad faith and was done intentionally or with gross disregard of the rights and interests of FPA and its shareholders.

         50. By reason of the foregoing, defendants have breached and/or aided and abetted breaches of fiduciary duties owed to FPA and its shareholders.

         51. As a direct result of the defendants' conduct, FPA has suffered and will continue to suffer millions of dollars of damage in the form of liability to investors, unconscionable contractual obligations and damage to FPA's reputation.

                             SECOND CAUSE OF ACTION

                          Derivative Claim Against All
                     Defendants For Fiduciary Duty Of Candor
                      And Aiding And Abetting Such Breach

         52. Plaintiff incorporates by reference and realleges paragraphs 1-51 above, as though fully set forth herein.

         53. Defendants are fiduciaries of the Company and of all of its public shareholders and owed to them the duty to conduct the business of the Company loyally, faithfully, carefully, diligently and prudently. This Count is asserted based upon the defendants' acts in violation of California common law, which acts constitute breaches of fiduciary duty, fraud, self-dealing and waste of the Company's corporate assets.

         54. After learning of the improper practices being conducted by Company's officers and directors, defendants concealed from their shareholders the truth regarding the scheme to defraud. Rather than "come clean" to the Company's shareholders, defendants concealed the wrongdoing so certain of them could profit by selling portions of their stockholdings and so they could revise their employment agreements without attracting the fury and objections of shareholders.

         55. As a result of defendants' unlawful conduct, FPA is now the subject of numerous class action lawsuits by investors, has become obligated for millions of dollars in consulting fees and severance payments, has had its reputation in the business, financial and political communities tarnished, and has been damaged in an as yet uncertain amount, but certainly in the many millions of dollars, while certain defendants continue to be elected as Directors and/or officers and to receive the benefits and perquisites of their positions.

         56. The defendants, in their roles as executives and directors of FPA, participated in the acts of mismanagement alleged herein, or acted with gross recklessness in disregarding adverse facts known to them. The defendants were aware of, or recklessly disregarded the facts alleged herein but did nothing to reveal or correct them. Alternatively, they acted without exercising the reasonable care owed by Directors to the corporation and its shareholders. They thereby breached their fiduciary duty of candor and accountability to FPA and its shareholders and have exposed FPA to multi-million dollars of expenses and liability from lawsuits and contractual obligations.

         57. The conduct outlined was not due to an honest error of judgment, but rather was due to defendants' bad faith and was done intentionally or with gross disregard of the rights and interests of FPA and its shareholders.

         58. By reason of the foregoing, defendants have breached and/or aided and abetted breaches of fiduciary duties owed to FPA and its shareholders.

         59. As a direct result of the defendants' conduct, FPA has suffered and will continue to suffer millions of dollars of damage in the form of liability to investors, contractual obligations, and damage to FPA's reputation.

                              THIRD CAUSE OF ACTION

                          Derivative Claim Against All
                     Defendants For Breach of Fiduciary Duty

         60. Except to the extent plaintiff alleges intentional or reckless misconduct, plaintiff incorporates by reference and realleges each and every allegation contained in paragraphs 1-59 above as though fully set forth herein.

         61. Defendants engaged in the aforesaid conduct without exercising the reasonable and ordinary care which directors (as fiduciaries) owe to a corporation, and have thereby negligently breached and/or aided and abetted breaches of fiduciary duties of loyalty, due care, candor and good faith to FPA.

         62. As a result of defendants' negligent breach of fiduciary duty, FPA has sustained and will continue to sustain irreparable harm and has been damaged

                             FOURTH CAUSE OF ACTION

                          Derivative Claim Against All
                         Defendants For Abuse Of Control

         63. Plaintiff incorporates by reference and realleges each and every allegation contained in paragraphs 1-62 as though fully set forth herein.

         64. Defendants' conduct constituted an abuse of their ability to control and influence FPA for which all defendants are legally responsible.

         65. By reason of the foregoing, FPA has been damaged and has sustained, and will continue to sustain, irreparable injury for which it has no adequate remedy at law.

                              FIFTH CAUSE OF ACTION

                          Derivative Claim Against All
                    Defendants For Waste Of Corporate Assets

         66. Plaintiff incorporates by reference and realleges each and every allegation contained in paragraphs 1-65, as though fully set forth herein.

         67. As a result of the foregoing conduct, defendants have caused FPA to waste valuable assets.

         68. By reason of the foregoing, FPA has been damaged and has sustained, and will continue to sustain, irreparable injury for which it has no adequate remedy at law.

                              SIXTH CAUSE OF ACTION

                          Derivative Claim Against All
                        Defendants For Constructive Fraud

         69. Plaintiff incorporates by reference and realleges each and every allegation contained in paragraphs 1 -68, as though fully set forth herein.

         70. As a result of the tortious conduct described above, the defendants have committed, or aided and abetted the commission of, numerous misrepresentations to and concealed material facts from FPA and its shareholders despite defendants' fiduciary duties to, inter alia, disclose the true facts regarding their stewardship of FPA and defendants' true intentions, and thus have committed and/or aided and abetted constructive fraud.

         71. For the purpose of maintaining and further entrenching themselves in their positions of power and control at FPA, and to attempt to conceal their wrongdoing and continue to receive the substantial benefits and salaries associated with their positions, and with the intent to deceive

FPA's shareholders, the defendants employed the above-detailed scheme and conspiracy to defraud.

         72. As a direct and proximate result of the foregoing, FPA and its shareholders reasonably relied and were induced to act upon the honesty and integrity of the defendants, and have been damaged, entitling FPA and its shareholders to both compensatory and punitive damages.

         73. By reason of the foregoing, FPA and its shareholders have sustained, and will continue to sustain, irreparable injury for which they have no adequate remedy at law, and are also entitled to an award of punitive damages against defendants.

                             SEVENTH CAUSE OF ACTION

                          Derivative Claim Against All
                       Defendants For Gross Mismanagement

         74. Plaintiff incorporates by reference and realleges each and every allegation contained in paragraphs 1-73 as though fully set forth herein.

         75. As detailed more fully herein, defendants each possess a duty to FPA and its shareholders to prudently supervise, manage and control FPA's operations.

         76. Defendants by their actions, either directly or through aiding and abetting, abandoned and abdicated their responsibilities and duties with regard to prudently managing the assets of FPA in a manner consistent with the operations of a publicly-held corporation.

         77. By subjecting FPA to the unreasonable risk of substantial writeoffs, losses and liability by engaging in a massive fraud, and by concealing this fraud and its effect on FPA's reputation and finances, defendants breached their duties of due care and diligence in the management and administration of FPA's affairs and in the use and preservation of FPA's assets.

         78. Defendants caused the Company to engage in this fraud and were aware of the problems and probable losses associated with such fraud. During the course of the discharge of their duties, defendants knew or should have known of the unreasonable risks and losses associated with the fraud, yet defendants caused FPA to engage in this scheme which defendants knew had an unreasonable risk of material loss to FPA, thus breaching their duties to both FPA and its shareholders. As a result, defendants grossly mismanaged or aided and abetted the gross mismanagement of FPA and its assets by causing FPA to perpetrate an enormous fraud on governmental customers, which defendants knew would likely lead to material and substantial losses.

         79. As a proximate result thereof, FPA has been damaged and will continue to suffer damages, and has sustained and will continue to sustain irreparable injury for which it has no adequate remedy at law, and is also entitled to an award of punitive damages against defendants.

                                PRAYER FOR RELIEF

         WHEREFORE, plaintiff demands judgment as follows:

         1. Declaring that the defendants, and each of them, have committed breaches of their fiduciary duties to FPA, have abused their control, have grossly mismanaged FPA, have wasted FPA's assets and have committed constructive fraud;

         2. Requiring the defendant to pay FPA the amounts by which the corporation has been damaged by reason of the conduct complained of herein;

         3. Awarding FPA punitive damages for defendants' oppressive, fraudulent and malicious acts;

         4. Awarding plaintiff the costs and disbursements of this action, including reasonable attorneys' and experts' fees;

         5. Awarding extraordinary equitable and/or injunctive relief as permitted by law, equity and federal and state statutory provision sued hereunder, including attaching, impounding, imposing a constructive trust upon or otherwise restricting the payment or proceeds of defendants' trading activities and improper bonuses and severance payments or their other assets so as to assure that plaintiff has an effective remedy; and

         6. Granting such other and. further relief as this Court may deem just and proper.

DATED: July 9, 1998


                                            McCUE & McCUE
                                            JONATHAN McCUE
                                            CHARLES T. McCUE



                                              /s/ Jonathan McCue
                                            -----------------------------------
                                            JONATHAN McCUE

                                            600 West Broadway, Suite 930
                                            San Diego, CA 92101
                                            Telephone: 619/338-8136

                                            Attorneys for Plaintiff